UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT: April 24, 2008

(Date of earliest event reported)

THE STANDARD REGISTER COMPANY

(Exact name of Registrant as specified in its charter)

OHIO 0-01097	31-0455440
(State or other jurisdiction of (Commission File No.)	(I.R.S. Employer
Incorporation or organization)	Identification No.)

600 ALBANY STREET, DAYTON OHIO	45408
(Address of principal executive offices)	(Zip Code)

(937) 443-1000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02 Appointment of Certain Officers.

Standard Register Board Elects Joseph P. Morgan, Jr. to be

Executive Vice President & Chief Operating Officer

On April 24, 2008, the Standard Register Company Board of Directors elected Joseph P. Morgan, Jr. to be Executive Vice President & Chief Operating Officer. In this role, Mr. Morgan will be responsible for executing on company strategy.

Mr. Morgan has been with the company since 2003, most recently serving as Vice President, Chief Technology Officer & General Manager, On Demand Solutions from December 2005 to present.  From January 2003 to December 2005, he served as Vice President, Chief Technology Officer.  Mr. Morgan was President and Chief Executive Officer of SMARTworks, LLC, a wholly owned subsidiary of the company, from July 2001 until January 2003.

In connection with Mr. Morgan’s assuming the position of Executive Vice President & Chief Operating Officer, the Board of Directors approved a compensation package including base salary in the amount of $400,000, and annual bonus target of 65% of base salary.  Mr. Morgan’s participation in a long term incentive was increased from the level awarded in February 2008, and now will total 64,615 shares of performance restricted stock, and 110,770 stock options expected to be awarded over the two year period of the incentive.  The long term incentive is further described in an 8-K filing made by the company on February 27, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT

THE STANDARD REGISTER COMPANY

Date:  April 24, 2008

/s/ Kathryn A. Lamme

By: Kathryn A. Lamme

Senior Vice President, General Counsel,

and Secretary